Exibit 99.1

          ADDVANTAGE TECHNOLOGIES GROUP, INC. SUBSIDIARY SIGNS
        INTERNATIONAL DISTRIBUTOR AGREEMENT WITH SCIENTIFIC-ATLANTA

     Broken Arrow, Oklahoma, October 7, 2004--ADDvantage Technologies Group, Inc. (AMEX:AEY) announced today that its subsidiary, Tulsat, has signed an International Distributor agreement with Scientific-Atlanta, Inc. ("SFA"). Tulsat will be one of Scientific-Atlanta's nonexclusive distributors for select transmission and subscriber products to be sold in Argentina, Bahamas, Belize, Bolivia, Brazil, Caribbean Islands (excluding Cuba), Chile, Costa Rica, Colombia, Dominican Republic, Ecuador, El Salvador, French Guyana,Guatemala, Guyana, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Suriname, Uruguay and Venezuela.

     Tony Cameron will be leading Tulsat's international sales initiatives. Mr. Cameron comes to Tulsat, bringing multiple years of international sales and cable experience, from Gemstar TV Guide International, where he was in charge of product distribution, management and sales for Latin America and Western Europe. Mr. Cameron will operate from Tulsat's headquarters in Broken Arrow, Oklahoma.

     "We are pleased that Scientific-Atlanta has decided to continue our relationship for the international distribution of select transmission and subscriber products in this area. We believe that our inventory, product and technical knowledge will give us the ability to expand our sales in this market," commented David Chymiak, Chairman of the Board of ADDvantage.

ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, TULSAT-Texas, and TULSAT-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. Tulsat is a distributor for Scientific-Atlanta legacy products and is a distributor for many of their other products. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


Contact:   ADDvantage Technologies Group, Inc., Broken Arrow
           Ken Chymiak     (9l8) 25l-2887
           David Chymiak   (9l8) 25l-2887
           Dee Cooper      (9l8) 25l-9l2l